UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.__ )

Filed by the Registrant [_] Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement
[_]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

SCPIE HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Mitchell S. Karlan, M.D.
Chairman

April 3, 2002

Dear Stockholders:

You are cordially invited to attend the 2002 Annual Meeting of Stockholders of SCPIE Holdings Inc., which will be held at the St. Regis – Los Angeles, 2055 Avenue of the Stars, Los Angeles, California 90067, on May 16, 2002, at 3:00 p.m., Pacific time.

The business to be considered and voted upon at the meeting is explained in the accompanying Notice of Annual Meeting and Proxy Statement.

On behalf of the Board of Directors, I urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the meeting. Your vote is important, regardless of the number of shares you own. Returning the enclosed proxy will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.

Thank you for your support of our Company.

Sin	cerely,

Mi	tchell S. Karlan, M.D.
Ch	airman

SCPIE HOLDINGS INC.
1888 Century Park East
Los Angeles, California 90067

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2002

NOTICE IS HEREBY GIVEN that the 2002 Annual Meeting of Stockholders (the “Annual Meeting”) of SCPIE Holdings Inc. (the “Company”) will be held at the St. Regis – Los Angeles, 2055 Avenue of the Stars, Los Angeles, California 90067, on May 16, 2002, at 3:00 p.m., Pacific time, for the following purposes:

1.	To consider and vote upon the election of five directors to serve until the Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified;

2.
To approve an amendment of the Company’s 2001 Amended and Restated Equity Participation Plan and to re-approve the performance goals under the Company’s 2001 Amended and Restated Equity Participation Plan;

3.	To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002; and

4.	To transact such other business as may come properly before the Annual Meeting or any adjournments thereof.

Only stockholders of record at the close of business on March 18, 2002, are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof. All stockholders, whether or not they expect to attend the Annual Meeting in person, are requested to complete, date, sign and return the enclosed proxy in the accompanying envelope. The proxy may be revoked by the person who executed it by filing with the Secretary of the Company an instrument of revocation or a duly executed proxy bearing a later date, or by voting in person at the Annual Meeting.

By	order of the Board of Directors

Jos	eph P. Henkes
Sec	retary

April 3, 2002

PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED OR BY FACSIMILE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. ALTERNATIVELY, YOU MAY VOTE BY TELEPHONE, AS EXPLAINED ON THE PROXY. IF YOU ATTEND THE MEETING, YOU MAY VOTE YOUR SHARES IN PERSON IF YOU WISH, EVEN IF YOU PREVIOUSLY RETURNED YOUR PROXY.

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS OF
SCPIE HOLDINGS INC.
To Be Held On May 16, 2002

INTRODUCTION

This Proxy Statement is being furnished to the stockholders of SCPIE Holdings Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Company’s Board of Directors from holders of the outstanding shares of $.0001 par value common stock of the Company (“Common Stock”), for use at the Annual Meeting of Stockholders of the Company to be held on May 16, 2002, and any adjournments thereof (the “Annual Meeting”).

The principal executive offices of the Company are located at 1888 Century Park East, Los Angeles, California 90067. The telephone number is (310) 551-5900.

This Proxy Statement is first being mailed to the Company’s stockholders on or about April 10, 2002. The costs of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and proxy card will be borne by the Company. The 2001 Annual Report to Stockholders, including the Company’s consolidated financial statements for the year ended December 31, 2001, accompanies this Proxy Statement.

ABOUT THE MEETING

Where and when is the Annual Meeting being held?

The Annual Meeting will be held at the St. Regis – Los Angeles, 2055 Avenue of the Stars, Los Angeles, California 90067, on May 16, 2002, at 3:00 p.m., Pacific time.

What is the purpose of the Annual Meeting?

The Annual Meeting is being held to consider and vote upon (1) the election of five directors to serve until the Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified, (2) the approval of an amendment to the Company’s 2001 Amended and Restated Equity Participation Plan in the form attached to this Proxy Statement as Exhibit A and the re-approval of the performance goals under the Company’s 2001 Amended and Restated Equity Participation Plan, and (3) the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002. The Company’s Board of Directors knows of no other business that will be presented for consideration at the Annual Meeting.

At the conclusion of the meeting, the Company’s management will report on the performance of the Company in 2001 and respond to questions from the Company’s stockholders.

Who is entitled to vote at the Annual Meeting?

Only holders of record of shares of Common Stock as of the close of business on March 18, 2002, the record date fixed by the Board of Directors (the “Record Date”), will be entitled to receive notice of and to vote at the Annual Meeting.

As of the Record Date, there were 9,318,066 shares of Common Stock issued, outstanding and entitled to be voted at the Annual Meeting. These shares are held by approximately 5,675 stockholders of record. An additional 500,000 shares of Common Stock have been issued to a wholly owned subsidiary of the Company. These shares are neither voted nor counted for purposes of a quorum under applicable provisions of the Delaware General Corporation Law.

How do I vote?

As a holder of Common Stock, you are entitled to one vote on each matter considered and voted upon at the Annual Meeting for each share of Common Stock held of record by you as of the Record Date. If you complete and properly sign the accompanying proxy card and return it to the Company (or vote by telephone by following the instructions found on the accompanying proxy card), and if it is received in time and not revoked, it will be voted at the Annual Meeting in accordance with the instructions indicated in such proxy. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card at that time or vote in person. If your shares of Common Stock are held in “street name” and you wish to vote at the meeting, you must obtain a proxy card from the institution that holds your shares. If no instructions are indicated on a proxy card returned to the Company, the shares represented by that proxy will be voted “FOR” the election, as directors of the Company, of the five nominees named in this Proxy Statement, “FOR” approval of an amendment of the Company’s 2001 Amended and Restated Equity Participation Plan in the form attached to this Proxy Statement as Exhibit A and re-approval of the performance goals under the Company’s 2001 Amended and Restated Equity Participation Plan, and “FOR” the ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002.

Can I revoke my vote after I return my proxy card?

Yes. After you have given a proxy, you may revoke it at any time prior to its exercise at the Annual Meeting by either (1) giving written notice of revocation to the Secretary of the Company, (2) properly submitting to the Company a duly executed proxy bearing a later date, or (3) voting in person at the Annual Meeting. All written notices of revocation or other communications with respect to revocation of proxies should be addressed as follows: SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Joseph P. Henkes, Secretary.

Can I vote by telephone or electronically?

You may vote by telephone on each matter set forth above. Stockholders with shares registered directly with Mellon Investor Services LLC, the Company’s transfer agent, may vote by telephone by calling 1-800-435-6710. The Company has not established electronic voting procedures.

If your shares are held in “street name,” you will need to contact your broker or other nominee to determine whether you will be able to give voting instructions by telephone or electronically.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum to conduct business at the Annual Meeting. Proxies received but marked as abstentions and “broker non-votes” (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others) will be included in the calculation of the number of shares considered to be present at the Annual Meeting.

What vote is required to approve each item?

Board of Directors.    A plurality of the votes cast by the holders of shares of Common Stock represented and entitled to vote at the Annual Meeting, at which a quorum must be present, is required for the election of the directors identified in this Proxy Statement. With respect to the election of directors, stockholders may (1) vote “for” all five nominees, (2) “withhold” authority to vote for all such nominees, or (3) withhold authority to vote for any individual nominee or nominees but vote for all other nominees. Because directors are elected by a plurality of the votes cast, votes to withhold authority with respect to one or more nominees and any broker non-votes will have no effect on the outcome of the election.

Approval of an Amendment of the Company’s Equity Participation Plan in the form attached to this Proxy Statement as Exhibit A and Re-Approval of Performance Goals Thereunder.    The affirmative vote of a majority of the votes cast is required to approve the amendment to the Company’s 2001 Amended and Restated Equity Participation Plan in the form attached to this Proxy Statement as Exhibit A and to re-approve the performance goals under the Company’s 2001 Amended and Restated Equity Participation Plan. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

Ratification of Independent Auditors.    The affirmative vote of a majority of the votes cast is required to ratify Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002. Abstentions will be considered shares entitled to vote in the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

What are the Board’s Recommendations?

The Board’s recommendations are set forth together with a description of each proposal in this Proxy Statement. In summary, the Board recommends that you vote:

•	FOR election of the five directors named in this Proxy Statement to serve until the Annual Meeting of Stockholders in 2005 and until their successors are duly elected and qualified (see page 5);

•
FOR approval of an amendment of The 2001 Amended and Restated Equity Participation Plan of SCPIE Holdings Inc. in the form attached to this Proxy Statement as Exhibit A and re-approval of the performance goals under The 2001 Amended and Restated Equity Participation Plan of SCPIE Holdings Inc. (see page 16); and

•	FOR ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002 (see page 26).

STOCK	OWNERSHIP

What is the stock ownership of the Company’s directors, executive officers and largest beneficial owners?

The following table sets forth certain information regarding beneficial ownership of the Company’s Common Stock as of March 18, 2002, by (i) each stockholder known by the Company to be a beneficial owner of more than 5% of any class of the Company’s voting securities, (ii) each director and nominee of the Company, (iii) the Chief Executive Officer and each additional executive officer named in the summary compensation table under “Executive Compensation” on page 9, and (iv) all directors, nominees and executive officers of the Company as a group. The Company believes that, except as otherwise noted, each individual named has sole investment and voting power with respect to the shares of Common Stock indicated as beneficially owned by such individual.

Name	Number of Shares Beneficially Owned (1)	Percent of Total
Dimensional Fund Advisors, Inc. (2)	674,400	6.86%
Tweedy, Browne Company LLC (3)	640,574	6.51%
Franklin Resources, Inc. (4)	572,200	5.82%
Mitchell S. Karlan, M.D.	40,710	*
Donald J. Zuk	201,330	2.04%
Patrick S. Grant (5)	64,657	*
Joseph P. Henkes	71,184	*
Timothy C. Rivers	27,992	*
J. Hyatt Brown	4,668	*
Willis T. King, Jr.	31,300	*
Jack E. McCleary, M.D.	17,986	*
Charles B. McElwee, M.D.	20,601	*
Wendell L. Moseley, M.D.	21,470	*
Donald P. Newell	18,700	*
Harriet M. Opfell, M.D.	18,000	*
William A. Renert, M.D.	18,895	*
Henry L. Stoutz, M.D.	13,595	*
Reinhold A. Ullrich, M.D.	21,401	*
All directors and executive officers as a group	651,149	6.62%

*	Less than 1%.

(1)
As to each person or group in the table, the table includes the following shares issuable upon exercise of options which are exercisable within 60 days from March 18, 2002: Mitchell S. Karlan, M.D., 7,000; Donald J. Zuk, 144,333.33; Patrick S. Grant, 53,466.67; Joseph P. Henkes, 57,533.33; Timothy C. Rivers, 23,800; J. Hyatt Brown, 3,666.66; Willis T. King, 7,000; Jack E. McCleary, M.D., 7,000; Charles B. McElwee, M.D., 7,000; Wendell L. Moseley, M.D., 7,000; Donald P. Newell, 7,000; Harriet M. Opfell, M.D., 7,000; William A. Renert, M.D., 7,000; Henry L. Stoutz, M.D., 7,000; Reinhold A. Ullrich, M.D., 7,000.

(2)
Based solely upon information contained in a report on Schedule 13G dated January 30, 2002, filed with the Securities and Exchange Commission (the “SEC”) on behalf of Dimensional Fund Advisors, Inc. (“Dimensional”). According to this filing with the SEC, Dimensional has sole power to vote, dispose of or direct the disposition of all of these shares. In addition, according to the filing, all of these shares are held in the accounts of various advisory clients of Dimensional, none of which, to the knowledge of Dimensional, owns more than five percent of any class of the Company’s stock. Dimensional disclaims beneficial ownership of all of the shares. Dimensional’s business address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(3)
Based solely upon information contained in a report on Schedule 13G filed with the SEC on behalf of Tweedy, Browne Company LLC (“TBC”) on January 28, 2002. According to this filing with the SEC, TBC has sole power to vote 615,399 of these shares and sole power to dispose of or direct the disposition of all of these shares. TBC’s business address is 350 Park Avenue, New York, NY 10021.

(4)
Based solely upon information contained in a report on Schedule 13G dated February 14, 2002, filed on behalf of Franklin Resources, Inc. (“FRI”). According to this filing with the SEC, FRI is a parent holding company of Franklin Advisory Services, LLC (“Services”), which is reported to have sole power to vote, dispose or direct the disposition of 572,200 of these shares. Charles P. Johnson and Rupert H. Johnson, Jr. each own in excess of 10 percent of the outstanding common stock of FRI and are the principal shareholders of FRI. FRI and Messrs. Johnson and Johnson may be deemed to be the beneficial owners of the common stock over which Services has investment and/or voting power, but they disclaim ownership of the common stock. The business address for FRI and Messrs. Johnson and Johnson is One Franklin Parkway, San Mateo, CA 94403. Service’s business address is One Parker Plaza, 16th Floor, Fort Lee, NJ 07024.

(5)	Includes five hundred (500) shares held jointly with Mr. Grant’s spouse.

PROPOSAL 1

ELECTION OF DIRECTORS

General

The Company’s Board of Directors is divided into three classes, with the terms of office of the respective classes ending in successive years. Five directors are to be elected at the Annual Meeting for full three-year terms expiring in 2005. The Board’s nominees are Charles B. McElwee, M.D., William A. Renert, M.D., Henry L. Stoutz, M.D., Ronald H. Wender, M.D. and Donald J. Zuk, all of whom are currently directors of the Company.

Drs. McElwee, Renert and Stoutz and Mr. Zuk were elected at the 1999 Annual Meeting of Stockholders for a three-year term. On October 17, 2001, pursuant to its authority under the Company’s Amended and Restated Certificate of Incorporation and Bylaws, the Board of Directors increased the number of directors serving on the Board from 12 to 13, and elected Dr. Wender to fill this new seat effective November 1, 2001. The terms of the other eight directors continue after the Annual Meeting. Directors hold office until the Annual Meeting for the year in which their respective terms expire and until their successors are elected and qualified unless, prior to that time, they have resigned, retired, or otherwise left office.

All shares of Common Stock represented by valid proxies received pursuant to this solicitation, and not revoked before they are exercised, will be voted in the manner specified. If no specification is made, the proxies will be voted for the election of the five directors identified below. If any nominee is unable to serve (which is not anticipated), the persons designated as proxies will cast votes for the remaining nominees and for such other persons as they may select.

Set forth below is certain information regarding each nominee or director continuing in office, including a description of his or her positions and offices with the Company (other than as a director); a brief description of his or her principal occupation and business experience during at least the last five years; directorships presently held by him or her in certain other companies or associations; his or her age; and the date each director was first elected to the Board. The date of election for all of the current Directors other than Dr. Wender and Messrs. Zuk, King, Newell and Brown represents the date he or she was first elected to the Board of Governors of Southern California Physicians Insurance Exchange, the predecessor of the Company.

Nominees for Election as Directors to be Elected for a Term of Three Years

Ending at the Annual Meeting of Stockholders in 2005

Charles B. McElwee, M.D., 71, Director, has been a member of the Board since 1995. He has been a board-certified orthopedic surgeon in Covina, California, for more than five years, and is also affiliated with the University of Southern California School of Medicine. Dr. McElwee is a former President of the Los Angeles County Medical Association (LACMA), and a former Chairman of its Board of Trustees. Dr. McElwee is a former member of the Board of Trustees of the California Medical Association (CMA), and is a past President of and is currently on the Board of Directors of the California Orthopaedic Association.

William A. Renert, M.D., 62, Director, has been a member of the Board since 1990. He has been a board-certified radiologist in La Mesa, California, for more than five years. He is a past Chairman of the Board of Directors of Grossmont Hospital and a past President of the San Diego County Medical Society.

Henry L. Stoutz, M.D., 69, Director, has been a member of the Board since 1976. He has been a board-certified urologist in Ventura, California, for more than five years prior to his retirement in 1997, and is a former clinical instructor, Department of Urology, at the UCLA School of Medicine. He is Chairman of the Ventura County Medical Association Professional Liability Committee.

Ronald H. Wender, M.D., 55, Director, has been a member of the Board since 2001. He has been a board-certified anesthesiologist in Los Angeles, California, for more than five years. Currently, Dr. Wender is co-chair of the Department of Anesthesiology at Cedars-Sinai Medical Center in Los Angeles, and is a co-founder and managing partner of the General Anesthesia Specialist Partnership (GASP) Medical Group, also in Los Angeles. In addition, he is the director of anesthesia research and teaching programs at Cedars-Sinai. Dr. Wender is on the teaching faculty at UCLA and UC Irvine. Also, he is a member of the Medical Board of California, Division of Medical Quality.

Donald J. Zuk, 65, Director, President and Chief Executive Officer, has been a member of the Board since 1997. Mr. Zuk became Chief Executive Officer of the Company’s predecessor in 1989. Prior to joining the Company, he served 22 years with Johnson & Higgins, insurance brokers. His last position there was Senior Vice President in charge of its Los Angeles Health Care operations, which included the operations of the Company’s predecessor. Mr. Zuk is a director of BCSI Holdings Inc. and Homeowners Holding Company, both privately held insurance companies.

The Board of Directors recommends a vote “FOR” the election of each of the five nominee directors named above.

Directors Whose Terms of Office Continue

Terms Expiring at 2003 Annual Meeting of Stockholders

J. Hyatt Brown, 64, Director, has been a member of the Board since 2000. Mr. Brown has been the Chairman, President and Chief Executive Officer of Brown & Brown, Inc., a national independent insurance agency headquartered in Daytona Beach, Florida, since 1961. He was a member of the Florida House of Representatives from 1972 to 1980, and Speaker of the House from 1978 to 1980. Currently, Mr. Brown is a member of the Board of Trustees of Stetson University in Florida. Mr. Brown is a director of Rock-Tenn Company, Bell South Corporation, FPL Group, Inc., SunTrust Banks, Inc., the Council of Insurance Agents and Brokers and International Speedway Corporation.

Willis T. King, Jr., 57, Director, has been a member of the Board since 1997. Mr. King retired as Chairman and Chief Executive Officer of Highlands Insurance Group, Inc., a publicly traded property and casualty insurance company, in November 2001. Prior to his service with Highlands Insurance Group, he was a director and officer of J&H Marsh McLennan, insurance brokers, from March 1997 until April 1999. From 1986 to 1997, Mr. King served as Chairman and Chief Executive Officer of Willcox Incorporated Reinsurance Intermediaries. Currently, he serves as a director of Max Re Capital Ltd., a publicly traded company, and of BCSI Holdings Inc. and Homeowners Holding Company, both privately held insurance companies.

Harriet M. Opfell, M.D., 77, director, has been a member of the Board since 1981. She has been a board-certified pediatrician in Orange, California, and a clinical professor of pediatrics at the University of California Irvine for more than five years prior to her retirement in 1995. Dr. Opfell is a former President of the Orange County Medical Association and previously served as Chief of the medical staff as well as medical director at Children’s Hospital of Orange County.

Reinhold A. Ullrich, M.D., 74, Director, has been a member of the Board since 1991. He has been a board-certified obstetrician and gynecologist in Torrance, California, for more than five years, and has been on the clinical faculty at the UCLA School of Medicine since 1954. Dr. Ullrich is a former President of LACMA, and is a past Chairman of its Board of Trustees. He served on the CMA Board of Trustees from 1989 to 1995, and was an alternate delegate to the American Medical Association (AMA) from 1990 to 1997.

Terms Expiring at 2004 Annual Meeting of Stockholders

Mitchell S. Karlan, M.D., 74, Chairman of the Board, has been a member of the Board since 1986. He has been a board-certified general surgeon in Los Angeles, California, for more than five years. Dr. Karlan is a past Chairman of the AMA Council on Scientific Affairs. He is a former President of LACMA, a former Chairman of LACMA’s Board of Trustees and a recent past member of the CMA Board of Trustees. Currently, he is Vice Chairman, Division of Licensing, Medical Board of California.

Jack E. McCleary, M.D., 74, Director and Treasurer, has been a member of the Board since 1982. He has been a board-certified dermatologist in Sherman Oaks, California, for more than five years prior to his retirement in 1997. He is a former CMA and LACMA President and Speaker of the CMA House of Delegates.

Wendell L. Moseley, M.D., 74, Director, has been a member of the Board since 1983. He has been a board-certified family practitioner in San Bernardino, California, for more than five years prior to his retirement in 1992. Dr. Moseley was named Teacher of the Year for 1995-1996 in the Department of Family Practice at Loma Linda University School of Medicine, and was a member of the school’s clinical faculty from 1991-2000. Dr. Moseley is a past President of the San Bernardino County Medical Society. Dr. Moseley served as a CMA delegate for 27 years.

Donald P. Newell, 64, Director, Senior Vice President and General Counsel. Mr. Newell has been Senior Vice President and General Counsel of the Company since 2001 and a member of the Board since 1997. Prior to joining the Company, he was a partner at the law firm of Latham & Watkins in San Diego, California, for more than five years. Mr. Newell is also a director of Mercury General Corporation, a publicly traded insurance holding company.

Meetings and Committees of the Board of Directors

There were four meetings of the Company’s Board of Directors during the year ended December 31, 2001. During 2001, no incumbent director attended less than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of committees of the Board of Directors.

The Board of Directors has four standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, and the Stock Option and Incentive Bonus Committee. The Board of Directors does not have a nominating committee. The functions normally performed by a nominating committee are performed by the Board of Directors.

Executive Committee.    The Executive Committee has the authority to exercise all powers of the Board of Directors between meetings of the Board, except in cases where action of the entire Board is required by the Company’s Amended and Restated Certificate of Incorporation, the Company’s Bylaws or applicable law. The Executive Committee consists of four members, one of whom is required to be the Chairman of the Board of Directors. The members of the Executive Committee are Drs. Karlan (Chairman), McCleary and Moseley, and Mr. Zuk. The Executive Committee held 12 meetings in 2001.

Audit Committee.    Pursuant to a written charter adopted by the Board of Directors, the Audit Committee makes recommendations concerning the engagement of independent auditors, reviews the scope of audit engagements, reviews comment letters of such auditors and management’s response thereto, approves professional services provided by such auditors, reviews the independence of such auditors, reviews any major accounting changes made or contemplated, considers the range of audit and non-audit fees, reviews the adequacy of the Company’s internal accounting controls and annually reviews its charter and submits recommended changes to the Board of Directors for its consideration. The Audit Committee consists of four members, all of whom are independent directors. The members of the Audit Committee are Dr. Wender (Chairman), and Drs. McCleary and Renert and Mr. King. The Audit Committee held five meetings in 2001.

Compensation Committee.    The Compensation Committee establishes remuneration levels for the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents of the Company, reviews significant employee benefit programs and establishes, as it deems appropriate, and administers executive compensation programs, including bonus plans, certain equity-based programs, deferred compensation plans and any other such cash or stock incentive programs. The Chief Executive Officer of the Company establishes remuneration levels for other employees of the Company. The Compensation Committee consists of three members. The members of the Compensation Committee are Drs. Karlan (Chairman) and Moseley and Mr. King. The Compensation Committee held two meetings in 2001.

Stock Option and Incentive Bonus Committee.    The Stock Option and Incentive Bonus Committee has responsibility to establish criteria and standards for incentive compensation awarded to senior executives of the Company, to administer the stock option program of the Company and to ensure compliance with Section 162(m) of the Internal Revenue Code of 1986, as amended. The Stock Option and Incentive Bonus Committee consists of two members, Drs. Stoutz and Opfell. The Stock Option and Incentive Bonus Committee held one meeting in 2001.

Summary of Directors’ Compensation

Each non-employee Director currently receives an annual retainer of $30,000. The Chairman of the Board of Directors is paid $1,500 per Board meeting and each other non-employee Director is paid $1,000 per Board meeting. Fees to non-employee Directors for participation on committees of the Board of Directors are $1,000 per meeting. The Chairman of the Executive Committee receives an additional annual retainer of $40,000. All non-employee Directors are reimbursed for reasonable travel and other expenses incurred to attend meetings of the Company and committees thereof. Mr. Newell is treated as a non-employee Director for purposes of compensation.

In addition, under The Amended and Restated 2001 Equity Participation Plan of the Company (the “2001 Plan”), each non-employee director of the Company receives stock option grants pursuant to a formula set forth in the 2001 Plan. Pursuant to such formula, any person who, during the term of the 2001 Plan is initially elected to the Board of Directors of the Company and is a non-employee director at the time of such initial election, automatically will be granted an option to purchase 5,000 shares of Common Stock at the fair market value on such date. Any person who, during the term of the 2001 Plan, is initially elected as a non-employee director of a subsidiary may, in the absolute discretion of the Board of Directors of the Company, be granted an option to purchase 5,000 shares of Common Stock at the fair market value on the date of such initial election. In addition, during the term of the 2001 Plan, each non-employee director of the Company will automatically be granted an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders at the fair market value on such date. Any non-employee director of a subsidiary may, in the absolute discretion of the Board of the Company, be granted an option to purchase 5,000 shares of Common Stock on the date of each Annual Meeting of Stockholders at the fair market value on such date. Directors who are employees of the Company or a subsidiary who subsequently terminate employment with the Company or such subsidiary and remain a director will not receive an initial option grant as a non-employee director, but, to the extent they are otherwise eligible after such termination of employment, will (or, in the case of directors of a subsidiary, may) receive options on the date of subsequent Annual Meetings of Stockholders as described above. Each person who was a non-employee director of the Company on the date the 2001 Plan was approved by the Board of Directors, received a one-time grant of an option to purchase 15,000 shares of Common Stock at the fair market value on such date in lieu of the automatic grants such person would have received at the Annual Meetings of Stockholders to be held in 2002, 2003 and 2004 under the terms of the 2001 Plan. The Board of Directors has granted no options under the 2001 Plan to any non-employee director of a subsidiary who is not also a director of the Company.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning the compensation of (i) the Company’s President and Chief Executive Officer and (ii) the four other most highly compensated executive officers of the Company (collectively, the “Named Executive Officers”), for the years ended December 31, 2001, 2000 and 1999. During such time periods, the Named Executive Officers were compensated by SCPIE Management Company, which is a subsidiary of the Company and currently employs all executives of the Company and its subsidiaries.

Summary Compensation Table

	Annual Compensation
Name and Principal Position(s)	Year	Salary	Bonus (1)	Other Annual Compensation (2)	All Other Compensation (3)
Donald J. Zuk	2001	$581,062	$50,000	$6,305	$20,650
President and Chief Executive Officer	2000	562,650	—	1,404	43,523
	1999	508,014	480,510	16,523	48,141

Timothy C. Rivers (4)	2001	$280,000	$68,671	—	$11,900
Senior Vice President, Assumed	2000	255,000	—	—	15,300
Reinsurance	1999	97,917	137,562	—	—

Donald P. Newell (5)	2001	$350,000	—	—	$10,500
Senior Vice President and General Counsel	2000	—	—	—	—
	1999	—	—	—	—

Joseph P. Henkes	2001	$270,000	—	—	$11,900
Senior Vice President, Operations and	2000	270,000	—	—	16,200
Actuarial Services and Secretary	1999	255,000	$192,869	—	15,300

Patrick S. Grant	2001	$255,000	—	—	$11,900
Senior Vice President, Marketing	2000	255,000	—	—	15,300
	1999	240,000	$180,489	—	14,400

(1)
Includes payments in 1999 in respect of a special one-time cash bonus initially awarded to the Company’s executive officers during 1997. The award vested in three equal installments on December 31, 1997, 1998 and 1999, provided that the key executive officer to whom such award was made was still employed by the Company on such dates. Messrs. Zuk, Henkes, and Grant received payments in respect of such award of $108,800, $43,600 and $40,000, respectively, during 1999.

(2)	Other Annual Compensation for Mr. Zuk consists of payments for medical expenses that are in addition to those covered by the Company’s medical benefit plans.

(3)
All Other Compensation consists of Company contributions to the SMC Cash Accumulation Plan of SCPIE (the “401(k) Plan”) for each Named Executive Officer and expenses related to a vehicle provided to Mr. Zuk by the Company.

(4)	Mr. Rivers joined the Company on August 1, 1999. The Salary amount represents salary actually earned by Mr. Rivers during 1999, based on an annual rate of $235,000.

(5)
Mr. Newell joined the Company on January 1, 2001. The Salary amount represents salary actually earned by Mr. Newell during 2001, the payment of $200,000 of which is deferred. See “Employment Agreements.”

Option Grants In Last Fiscal Year

The following table provides information with respect to stock options granted to each of the Named Executive Officers during 2001.

Name	Individual Grants				Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
	Number of Securities Underlying Options Granted (1)	Percent of Total Options Granted To Employees In Fiscal Year	Exercise Price ($/SH)	Expiration Date
					5%	10%
Donald J. Zuk	102,000	22.0%	16.70	10/17/2011	$1,071,259	$5,242,616
Timothy C. Rivers	60,000	13.0%	16.70	10/17/2011	630,152	3,083,892
Donald P. Newell	15,000	3.2%	16.70	10/17/2011	157,538	770,973
Joseph P. Henkes	45,000	9.7%	16.70	10/17/2011	472,614	2,312,919
Patrick S. Grant	43,000	9.3%	16.70	10/17/2011	451,609	2,210,122

(1)	These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant.

(2)	The assigned rates of growth were selected by the SEC for illustrative purposes only and are not intended to predict or forecast future stock prices.

Aggregated Option Exercises In Last Fiscal Year and FY-End Option Values

The following table sets forth information with respect to the exercisable and unexercisable options held by Named Executive Officers as of December 31, 2001.

Name	Shares Acquired on Exercise (1)	Value Realized	Number of Securities Underlying Unexercised Options At Fiscal Year-End		Value of Unexercised In-The-Money Options At Fiscal Year-End (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Donald J. Zuk	—	—	112,467	148,333	$8,268	$1,282,275
Timothy C. Rivers	—	—	18,567	77,133	1,667	753,833
Donald P. Newell	—	—	6,000	16,000	2,500	188,667
Joseph P. Henkes	—	—	44,967	63,133	3,325	565,625
Patrick S. Grant	—	—	41,633	60,067	3,088	540,475

(1)	None of the Named Executive Officers exercised options during 2001.

(2)
The “Value of Unexercised In-the-Money Options at Fiscal Year-End” is based on a value of $29.25 per share, the last reported sale price of our common stock as reported on the New York Stock Exchange Composite Tape as of December 31, 2001, less the per-share exercise price, multiplied by the number of shares issuable upon exercise of the options.

Senior Executive Incentive Bonus Plan

The Company’s Board of Directors adopted a Senior Executive Incentive Bonus Plan (“Senior Plan”) on February 24, 1999, which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on May 13, 1999, pursuant to which designated executive officers of the Company are eligible to receive bonus payments. The Senior Plan provides an incentive for senior executives to perform superior work, ties the goals and interests of such executives to those of the Company and its stockholders, and enables the Company to attract and retain highly qualified senior executives. The Company believes that the bonuses payable by the Company under the Senior Plan to its senior executives will be fully deductible for federal income tax purposes. As discussed under “Compensation Committee Report on Executive Compensation” below, Donald J. Zuk was the only participant for 2001.

Pension Benefits

The Company maintains a non-contributory defined benefit pension plan, the SCPIE Management Company Retirement Income Plan (the “Retirement Plan”). The Retirement Plan was suspended as to new participants and accrual of additional benefits effective as of December 31, 2000. The Retirement Plan provides each employee with a basic annual benefit at normal retirement (age 65) equal to 1.15% of the employee’s earnings for each year of service with the Company after 1989 (subject to legal limitations) and the employee’s benefit accrued under a prior plan maintained by the Company. Benefits under the Retirement Plan vest after five years of service.

Prior to January 1, 2001, the Company also maintained a supplemental executive retirement plan (the “SERP”), which enhanced the benefits provided under the Retirement Plan to selected employees of the Company, including the Named Executive Officers. The SERP was previously amended to cease further benefit accruals, and was terminated, as of December 31, 2000. The Company has determined to continue the sponsorship of the SERP and has amended and restated the SERP effective as of January 1, 2001 (the “Amended SERP”). Under the terms of the Amended SERP, selected employees of the Company including the Named Executive Officers, are provided enhanced retirement benefits. The Amended SERP provides an annual benefit at normal retirement age (age 65) equal to the greater of: (i) 3.5% of the average annual rate of earnings during the employee’s 36 highest consecutive months in his or her last ten years of service immediately prior to retirement, multiplied by the employee’s years of service with the Company, less the employee’s benefits under the Retirement Plan and a predecessor plan and (ii) the employee’s accrued benefit in the prior version of the SERP as of January 1, 2001. As of January 1, 2002, the Named Executive Officers had accrued the following annual benefits under the prior version of the SERP and the Retirement Plan: Mr. Zuk: $240,361; Mr. Rivers: $21,639; Mr. Henkes: $91,254, Mr. Grant: $93,073.

Employment Agreements

SCPIE Management Company has in effect an employment agreement (the “Employment Agreement”) with Mr. Zuk, which is guaranteed by the Company. The Employment Agreement provides for a term expiring on December 31, 2006, at a current salary of $581,062 per annum, with annual increases indexed to increases in the Consumer Price Index for the preceding calendar year. The Employment Agreement also provides for payment of bonuses at the discretion of the Board of Directors of SCPIE Management Company, subject to the approval of the Company. In the event of termination of the Employment Agreement by SCPIE Management Company under certain circumstances prior to a change in control of SCPIE Holdings Inc., severance pay of up to two years’ salary is due. Mr. Zuk may also terminate the Employment Agreement at any time, with or without cause, upon 90 days’ written notice to SCPIE Management Company. No other employment agreements currently exist.

The Company has entered into an employment agreement with Mr. Newell relating to his employment as the Senior Vice President and General Counsel of the Company. Mr. Newell’s employment with the Company commenced on January 1, 2001 and, pursuant to the employment agreement, will continue for an initial period of twelve months. The agreement was extended for an additional year in 2001. A further extension, for one or more years, will be discussed between the Company and Mr. Newell no later than sixty days prior to the end of the extended term. The employment agreement provides for a current salary of $350,000, with $200,000 of such amount deferred by the Company and paid to Mr. Newell, together with accrued interest at a rate of 9% per annum, in equal monthly installments over a ten-year period, commencing January 1, 2008. The employment agreement provides that Mr. Newell is not entitled to participate in the Company’s annual incentive bonus plan, but may be granted stock options by the Stock Option Committee and will be included in the Company’s standard employment benefits plans.

Change of Control Severance Agreements

The Company has entered into Change of Control Severance Agreements with each of the Named Executive Officers other than Mr. Newell that will provide the officers certain benefits if their employment is terminated within a specified period after a change in control of the Company. The Change of Control Severance

Agreements expire on December 31, 2004. On each January 1, the expiration date of each Change of Control Severance Agreement will be automatically extended for an additional one-year period, unless the Company notifies the officer party thereto that it does not wish to further extend the Change of Control Severance Agreement with such officer on or before September 30 of the prior year. Under the Change of Control Severance Agreements, if the officer’s employment is terminated by the Company other than for “cause” or “disability” (each, as defined in such Change of Control Severance Agreements) or the officer resigns with “good reason” (as defined in such Change of Control Severance Agreements) within two years following a change of control transaction involving the Company, the officer will be paid an amount equal to two times (three times for Mr. Zuk) such officer’s base salary and annual bonus plus the value of certain other benefits and payments forgone due to the termination and will continue to receive all employee benefits for two years (three years for Mr. Zuk) after the date of termination. In addition, any resignation by the officer during the 30-day period immediately following the first anniversary of a change of control is deemed to be for “good reason.” If it is determined that any payments made to an officer pursuant to a Change of Control Severance Agreement would subject such officer to an excise tax pursuant to Section 4999 of the Internal Revenue Code of 1986, as amended, under certain circumstances such officer will also be paid an additional amount sufficient to put such officer in the same tax position as he or she would have been in had no excise tax been imposed on such payment.

COMPENSATION COMMITTEE
REPORT ON EXECUTIVE COMPENSATION

The Company’s executive compensation program is principally administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee consists of three non-employee Directors, who are appointed by the Board.

Compensation Philosophy

The general philosophy of the Compensation Committee is to provide executive compensation programs, including salary, bonus and equity incentive programs, that will enhance the profitability of the Company and its stockholder value by aligning the financial interests of the Company’s executives with those of its stockholders. The Compensation Committee is responsible for the formulation of appropriate compensation plans and incentives for executives of the Company, the recommendation of such plans and incentives to the Board of Directors for its consideration and adoption, the award of equity incentives and the ongoing administration of various compensation programs as may be authorized or directed by the Board. The Compensation Committee also has specific responsibility for the compensation of the Chief Executive Officer, Chief Financial Officer and Senior Vice Presidents. The Chief Executive Officer establishes compensation levels for executives other than the aforementioned senior officers in accordance with the policies established by the Compensation Committee.

The overall goal of the Compensation Committee is to ensure that compensation policies are consistent with the Company’s strategic business objectives and provide incentives for the attainment of these objectives. The compensation program includes three components:

•	Base salary, which is intended to provide a stable annual salary at a level consistent with individual contributions.

•	Variable pay, which links bonus and other short-term incentives to the performance of the Company and the individual executive.

•	Stock ownership and similar long-term incentives, which encourage actions to maximize stockholder value.

Another goal of the Compensation Committee is to ensure that the Chief Executive Officer and other executives are compensated in a manner that is consistent with the Company’s compensation strategy, that is competitive with other companies in the industry, and that is equitable within the Company. The Compensation Committee believes that compensation programs must be structured to attract and retain talented executives.

Base Salary

It is the Compensation Committee’s policy to position base executive salaries annually at levels that are competitive within the industry, with consideration for industry standards, the performance of the Company, individual performance and scope of responsibility in relation to other officers and key executives within the Company. These factors are considered subjectively in the aggregate and none of the factors is accorded a specific weight. In selected cases, other factors may also be considered. For 2001, the Compensation Committee and the Chief Executive Officer increased salaries for only five executives (including one senior officer) based largely on the performance of the Company during 2000.

Based on the disappointing results of the Company’s performance for 2001, the Committee determined that there would be no increase in the 2001 base salaries of the Chief Executive Officer and five of the six other senior officers. The Senior Vice President in charge of the assumed reinsurance segment received a 25% increase in base salary. In addition, the Chief Executive Officer continued to receive the annual cost of living increase under his employment contract with the Company. The Chief Executive Officer determined that all but four other officers would receive no base salary increase for 2002. These increases ranged from 3.5% to 35.3%.

Annual Incentive Bonuses

The Company adopted an Annual Incentive Plan for the payment of cash bonuses based on a combination of Company performance in relation to predetermined objectives and individual executive performance for the years ended 2000 and 2001. During 2000 and 2001, the Company experienced severe competition and negative results, particularly in its healthcare liability insurance operations. The Compensation Committee did not adopt formal performance standards for the year 2001. Rather, it determined to make its own evaluation of individual performance in conjunction with the performance of the Company and its divisions. Based on this evaluation, the Compensation Committee determined that no bonuses for 2001 would be paid to any officer, with the exception that bonuses were awarded to the two officers engaged in the assumed reinsurance operations and to the Chief Executive Officer.

For 2002, the Compensation Committee will continue the procedures followed for 2001.

Long-Term Incentives

The Compensation Committee is committed to a long-term incentive program for executives, which will encourage participants to promote the long-term growth of the Company. The Compensation Committee believes that the management employees should be rewarded with a proprietary interest in the Company for continued outstanding long-term performance and to attract, motivate and retain qualified and capable executives.

In November 1997, the Board of Directors adopted The 1997 Equity Participation Plan of the Company (the “1997 Plan”), which was approved by stockholders at the 1998 Annual Meeting. In October 2001, the Board of Directors adopted the 2001 Plan as an amendment and restatement of the 1997 Plan. Under the 2001 Plan, the governing committee of the Board of Directors may grant, at its discretion, awards to participants in the form of non-qualified stock options, incentive stock options, a combination thereof or other equity incentives. The maximum number of shares subject to the Plan is 1,250,000 shares, subject to approval of an amendment to the 2001 Plan pursuant to Proposal No. 2, which will, among other things, increase this number to 1,700,000. In January 1999, the Board of Directors formed the Stock Option and Incentive Bonus Committee (the “Bonus Committee”) to administer, among other things, the grant of options under the 1997 Plan. The Bonus Committee continues to administer the 2001 Plan. The Bonus Committee is composed of two outside directors.

The Bonus Committee, the Compensation Committee and the Board of Directors are all of the view that it is important to provide equity incentives to the Company’s officers during periods in which cash bonuses are limited due to disappointing operating results. They believe that a high level of executive motivation and future performance can be maintained through such equity incentives as option grants. In 2001, the Bonus Committee granted options to the executives of the Company to purchase an aggregate of 335,200 shares of Common Stock. These options were granted at the exercise price equal to the fair market value of the Common Stock on the date of grant, and become exercisable in three cumulative annual installments commencing one year after the date of grant.

Compensation of Chief Executive Officer

Mr. Zuk’s base salary is set by the terms of his Employment Agreement with the Company, which has been in effect for a number of years and renewed annually by the directors to adjust his then-current salary and to extend the term for an additional year. During 2001, the base annual salary was $581,062, which, as stated above was not increased by the Board or the Compensation Committee for 2002. The base salary is, however, also subject to an annual increase based on increases in the cost of living index during the five-year term of the Agreement.

Mr. Zuk is eligible to participate in all of the Company’s annual and long-term incentive programs. In addition, Mr. Zuk is the only officer who during 2001 was covered by the Senior Executive Incentive Bonus Plan (the “Senior Plan”), which was approved by the stockholders of the Company at the 1999 Annual Meeting. Based upon the Company’s performance, and based upon a formula adopted by the Bonus Committee, Mr. Zuk received no bonus under the Senior Plan for 2001. However, the Bonus Committee awarded a discretionary bonus award to Mr. Zuk in the amount of $50,000 outside of the Senior Plan for his work during 2001.

Internal Revenue Code Section 162(m)

The Bonus Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”) adopted under the federal Revenue Reconciliation Act of 1993. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for the Chief Executive Officer and the other senior executive officers, other than compensation that is performance-based under a plan that is approved by the stockholders of the corporation and that meets certain other technical requirements. To appropriately recognize the contribution of the Company’s executive officers to the Company and its stockholders and to exempt bonuses paid to such officers from the $1 million limit of Section 162(m), in 1999, the Compensation Committee adopted the Senior Plan, a performance-based incentive bonus plan, which was approved by the stockholders at the 1999 Annual Meeting of the Company. The Senior Plan applies in lieu of the annual incentive bonuses discussed above for executive officers covered by the Annual Incentive Plan. The only officer covered by the Senior Plan in 2001 was Mr. Zuk. The Compensation Committee believes that the 2001 Amended and Restated Equity Participation Plan, as administered by the Bonus Committee, qualifies as “performance based” under Section 162(m).

Ma	rch 19, 2002

CO	MPENSATION COMMITTEE

Mi	tchell S. Karlan, M.D. (Chairman)
We	ndell L. Moseley, M.D.
Wi	llis T. King, Jr.

Certain Relationships and Related Transactions

The Company has entered into in certain contracts with Brown & Brown Insurance Company, under which Brown & Brown acts as an insurance producer for the Company. Brown & Brown received commissions for these services of $7.2 million in 2001. J. Hyatt Brown, a director of the Company, serves as Chairman of the Board, President and Chief Executive Officer and principal shareholder of Brown & Brown.

Stock Performance Graph

The graph below compares the cumulative total stockholder return on the shares of Common Stock of the Company for the period from January 30, 1997, through December 31, 2001, with the cumulative total return on the Standard and Poor’s 500 Index (the “S&P 500 Index”) and the SNL All Property & Casualty Insurance Index (the “SNL Index”) over the same period (assuming the investment of $100 in the Company’s Common Stock, the S&P 500 Index and the SNL Index on January 30, 1997, and the reinvestment of all dividends).

	Period Ending
Index	01/30/97	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
SCPIE Holdings Inc.	100.00	140.58	148.39	158.91	118.86	149.92
S&P 500	100.00	125.85	161.77	195.82	177.98	156.84
SNL All Property & Casualty Insurance Index	100.00	139.93	135.22	102.91	148.86	147.98

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE COMPANY’S EQUITY PARTICIPATION PLAN IN THE FORM ATTACHED TO THIS PROXY STATEMENT AS EXHIBIT A AND RE-APPROVAL OF PERFORMANCE GOALS THEREUNDER

Amendment of the 2001 Plan

General

On February 13, 2002, the Board of Directors of the Company approved an amendment to The 2001 Amended and Restated Equity Participation Plan of SCPIE Holdings Inc. (the “2001 Plan”) to, among other things, increase the number of shares available for grant under the 2001 Plan from 1,250,000 to 1,700,000 and to establish a $250,000 annual limit per individual on cash awards that may be granted under the 2001 Plan (the “Amendment”). The 2001 Plan was originally adopted by the Company’s Board of Directors as The 1997 Equity Participation Plan of SCPIE Holdings Inc. (the “1997 Plan”) on November 5, 1997, and the Company’s stockholders approved the adoption of the 1997 Plan on May 14, 1998. The Company’s Board of Directors approved the 2001 Plan as an amendment and restatement of the 1997 Plan on October 17, 2001. In general, the 2001 Plan provides additional incentives to selected key employees, independent directors and consultants of the Company. As of March 18, 2002, options to purchase an aggregate of 1,210,490 shares of Common Stock at prices ranging from $16.70 to $36.50 were outstanding under the 2001 Plan, leaving only 39,510 shares available for future grants. The Company’s Board of Directors believes that to continue to attract and retain qualified employees, directors and consultants, the Company will need to continue to grant options and other awards to these individuals to help align their interests with those of the Company’s stockholders generally. The Board of Directors is seeking stockholder approval of the Amendment to allow future grants to be made under the 2001 Plan and to preserve favorable tax deduction treatment to the Company for certain grants that are authorized under the 2001 Plan.

The Stockholders are not being asked to approve the 2001 Plan in its entirety. Stockholders are only being asked to approve the Amendment to the 2001 Plan in the form attached to this Proxy Statement as Exhibit A and to re-approve the performance goals under the 2001 Plan.

The following is a description of the material provisions of the 2001 Plan. A copy of the Amendment is attached to this Proxy Statement as Exhibit A. The summary which follows is not intended to be complete and reference should be made to the 2001 Plan for a complete statement of its terms and provisions.

Purpose of the 2001 Plan

The principal purpose of the 2001 Plan is to provide incentives for independent directors, key employees and consultants of the Company and its subsidiaries through the grant of options, restricted stock and other awards (“Awards”) thereby stimulating their personal and active interest in the Company’s development and financial success, and inducing them to remain in the Company’s employ. In addition to Awards made to officers, employees or consultants, the 2001 Plan provides for the granting of options (“Director Options”) to the Company’s non-employee directors pursuant to a formula, and to non-employee directors of the Company’s subsidiaries in the discretion of the Company’s Board of Directors, as described in further detail below.

Securities Subject to the 2001 Plan

Under the 2001 Plan, as amended by the Amendment, not more than 1,700,000 shares of Common Stock (or their equivalent in other equity securities) are authorized for issuance upon exercise of options, stock appreciation rights (“SARs”) and other Awards or upon vesting of restricted or deferred stock awards. Furthermore, the maximum number of shares which may be subject to options, SARs and other Awards granted under the 2001 Plan to any individual in any calendar year cannot exceed 250,000, and, pursuant to the

Amendment, the maximum amount of cash which may be subject to the cash component of performance awards or dividend equivalents granted under the 2001 Plan to any individual in any calendar year cannot exceed $250,000. The shares available under the 2001 Plan upon exercise of stock options, SARs and other Awards and for issuance as restricted or deferred stock Awards, may be either previously unissued shares or treasury shares, and may be equity securities of the Company other than Common Stock. The Stock Option and Incentive Bonus Committee (referred to herein as the “Bonus Committee”) (or the Company’s Board of Directors with respect to Director Options) has the discretion to make appropriate adjustments in the number and kind of securities subject to the Equity Plan and to outstanding Awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, repurchase, liquidation or dissolution of the Company; or disposition of all or substantially all of the assets of the Company or exchange of Common Stock or other securities of the Company; or other similar corporate transaction or event. If any portion of a stock option, SAR or other Award terminates or lapses unexercised, or is canceled upon grant of a new option, SAR or other Award (which may be at a higher or lower exercise price than the option, SAR or other Award so canceled), the shares which were subject to the unexercised portion of such option, SAR or other Award will continue to be available for issuance under the 2001 Plan.

Administration

The 2001 Plan is administered by the Bonus Committee with respect to options and other awards granted to employees or consultants and by the full Board of Directors with respect to the grant of Director Options. The Bonus Committee consists of at least two members of the Board of Directors, each of whom is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (“Rule 16b-3”). Subject to the terms and conditions of the 2001 Plan, the Bonus Committee has the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the 2001 Plan. Similarly, the Board of Directors of the Company has discretion to determine the terms and conditions of Director Options and to interpret and administer the Equity Plan with respect to such options. The Bonus Committee (or the Board of Directors with respect to Director Options) is also authorized to adopt, amend, interpret and revoke rules relating to the administration of the 2001 Plan.

Payment For Shares

The exercise or purchase price for all options, SARs, restricted stock and other Awards that provide the right to acquire Common Stock, together with any applicable tax required to be withheld, must be paid in full in cash at the time of exercise or purchase or may, with the approval of the Bonus Committee (or the Board of Directors with respect to Director Options), be paid in whole or in part in Common Stock of the Company valued at their fair market value on the date of exercise (which may, except with respect to incentive stock options, include an assignment of the right to receive the cash proceeds from the sale of Common Stock subject to an option or other right pursuant to a “cashless exercise” procedure) or by delivery of other property, or by a recourse promissory note payable to the Company, or by a combination of the foregoing.

Amendment and Termination

Amendments of the 2001 Plan to increase the number of shares as to which Awards may be made in the aggregate (such as the Amendment) or to any individual (except for adjustments resulting from stock splits and the like, and mergers, consolidations and other corporate transactions) require the approval of the Company’s stockholders. In all other respects the 2001 Plan can be amended, modified, suspended or terminated by the Bonus Committee or the Board of Directors, unless such action would otherwise require stockholder approval as a matter of applicable law, regulation or rule. An amendment, suspension or termination of the 2001 Plan will not, without the consent of the participant, affect such person’s rights under an Award previously granted, unless the Award itself otherwise expressly so provides.

Eligibility

Options, SARs, restricted stock and other Awards under the 2001 Plan may be granted to individuals who are then officers or other employees of the Company or any of its present or future subsidiaries. Such awards also may be granted to consultants of the Company selected by the Bonus Committee for participation in the 2001 Plan. Approximately 36 officers, directors, key employees and consultants are eligible to participate in the 2001 Plan. More than one option, SAR or other Award may be granted to a key employee, independent director or consultant, but to the extent the aggregate fair market value of stock with respect to which ISOs (as defined below) (determined without regard to the vesting limitations contained in Section 422(d) of the Internal Revenue Code of 1986, as amended (the “Code”)) are exercisable for the first time by an optionee during any calendar year exceeds $100,000, such options will be taxed as nonqualified stock options. For this purpose, the fair market value of stock shall be determined as of the time the option is granted. Non-employee directors of the Company and its subsidiaries may be granted NQSOs (as defined below) in accordance with the 2001 Plan, as described in further detail below.

Awards Under the 2001 Plan

The 2001 Plan provides that the Bonus Committee may grant or issue stock options, SARs, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock related benefits, or any combination thereof.

Nonqualified Stock Options (“NQSOs”).    NQSOs provide for the right to purchase Common Stock at a specified price which, except with respect to either NQSOs intended to qualify as performance-based compensation under Section 162(m) of the Code (“Section 162(m)”) or Director Options, may be less than fair market value on the date of grant (but not less than par value), and usually will become exercisable (in the discretion of the Bonus Committee, or the Board of Directors with respect to Director Options) in one or more installments after the grant date, subject to the participant’s continued provision of services to the Company and/or subject to the satisfaction of individual or Company performance targets established by the Bonus Committee (or the Board of Directors with respect to Director Options). NQSOs may be granted for any term specified by the Bonus Committee (or the Board of Directors with respect to Director Options).

Incentive Stock Options (“ISOs”).    ISOs are designed to comply with the applicable provisions of the Code and are subject to certain restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price not less than the fair market value of a share of Common Stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant, but may be subsequently modified to disqualify them from treatment as ISOs. In the case of an ISO granted to an individual who owns (or is deemed to own) more than 10% of the total combined voting power of all classes of stock of the Company, the 2001 Plan provides that the exercise price must be at least 110% of the fair market value of a share of Common Stock on the date of grant and the ISO must expire no later than the fifth anniversary of the date of its grant.

Restricted Stock.    The Bonus Committee is authorized to determine (i) which key employees and consultants of the Company or any subsidiary should be issued restricted stock, (ii) the number of shares of restricted stock to be issued to such key employees and consultants and (iii) the terms and conditions applicable to such restricted stock, consistent with the 2001 Plan. Restricted stock issued under the 2001 Plan is subject to such restrictions as the Bonus Committee may provide in the terms of each individual restricted stock agreement, including, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment with the Company, Company performance and individual performance; provided, however, that the Bonus Committee may remove any or all of such restrictions after issuance of the restricted stock. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met and in the event of the grantee’s termination of employment or consultancy, although the Bonus Committee may make exceptions, based on the reason for termination or on other factors. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire and in no event until at least six months and one day have elapsed from the date on which the restricted stock was issued.

Deferred Stock.    Deferred stock may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by the Bonus Committee. Like restricted stock, deferred stock may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, deferred stock will not be issued until the deferred stock award has vested, and recipients of deferred stock generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights.    The Bonus Committee may grant SARs having terms and conditions consistent with the 2001 Plan to employees or consultants in connection with options or other awards, or separately. SARs granted by the Bonus Committee in connection with stock options entitle the optionee to surrender unexercised to the Company a portion of the option which with the SAR relates in exchange for an amount determined by multiplying (i) the difference obtained by subtracting the option purchase price from the fair market value of a share of Common Stock on the date of exercise of the SAR by (ii) the number of shares of Common Stock with respect to which the SAR has been exercised. SARs granted by the Bonus Committee independent of options granted under the 2001 Plan entitle the grantee to exercise all or a specified portion of the SAR (at the exercise price per share of Common Stock subject to such SAR set by the Bonus Committee) in exchange for an amount determined by multiplying (x) the difference obtained by subtracting the SAR purchase price from the fair market value of a share of Common Stock on the date of exercise of the SAR by (y) the number of shares of Common Stock with respect to which the SAR has been exercised. The exercise price of an SAR may be paid by the grantee in cash, in Common Stock (based on its fair market value as of the date the SAR is exercised) or a combination of both, as determined by the Bonus Committee.

Except as required by Section 162(m) with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m), there are no restrictions specified in the 2001 Plan on the exercise of SARs or the amount of gain realizable therefrom, although restrictions may be imposed by the Bonus Committee in the SAR agreements. The Bonus Committee may elect to pay SARs in cash or in Common Stock or in a combination of both. Generally, an SAR which is unrelated to an option granted under the 2001 Plan will not be exercisable during the first six months after such SAR is granted if the grantee is then subject to Section 16 of the Exchange Act.

Dividend Equivalents.    The Bonus Committee may grant dividend equivalents to any key employee or consultant selected by the Bonus Committee based on the dividends declared on Common Stock during the period between the date an option, SAR, deferred stock or performance award is granted, and the date such option, SAR, deferred stock or performance award is exercised, vests or expires, as determined by the Bonus Committee. With respect to dividend equivalents granted with options intended to be qualified performance-based compensation for purposes of Section 162(m), such dividend equivalents will be payable regardless of whether such option is exercised.

Performance Awards.    The Bonus Committee may grant performance awards to any key employee or consultant selected by the Bonus Committee. Generally, these Awards will be based upon specific performance targets and may be paid in cash or in Common Stock or in a combination of both. Performance awards may include “phantom” stock awards that provide for payments based upon increases in the price of the Company’s Common Stock over a predetermined period. Performance awards may also include bonuses which may be granted by the Bonus Committee on an individual or group basis and which may be payable in cash or in Common Stock or in a combination of both.

Stock Payments.    The Bonus Committee may grant stock payments to any key employee or consultant of the Company in the form of shares of Common Stock or an option or other right to purchase Common Stock as part of a deferred compensation arrangement in lieu of all or any part of compensation, including bonuses, that would otherwise be payable in cash to the key employee or consultant.

Agreements; Consideration to the Company.    Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award. The dates on which options or other Awards under the 2001 Plan first become exercisable and on which they expire will be set forth in the individual Award agreements. Such agreements generally will provide that options and other Awards expire upon termination of the participant’s status as an employee or consultant, although the Bonus Committee may provide that options or other Awards granted to employees or consultants continue to be exercisable following a termination without cause, or following a Change in Control of the Company (as defined in the 2001 Plan), or because of the grantee’s retirement, death, disability or otherwise. The provisions relating to expiration of Directors Options are described below.

In consideration of the granting of an option, SAR or other Award under the 2001 Plan, the employee, consultant or non-employee director to whom such option, SAR or other Award is granted will agree, in such agreement, to remain in the employ of (or to consult for or to serve as a non-employee director of, as applicable) the Company or any subsidiary for a period of at least one year after the option, SAR or other Award is granted (or such shorter period as may be fixed in the agreement or by action of the Bonus Committee, or the Board of Directors with respect to Director Options, following the grant of the option, SAR or other Award). Nothing in the 2001 Plan or in any such agreement will confer upon any optionee any right to continue in the employ of, or as a consultant for, or as a director of the Company or any subsidiary, or will interfere with or restrict in any way the rights of the Company or any subsidiary to discharge any optionee at any time for any reason whatsoever, with or without cause.

Director Options

Director Options are NQSOs granted to non-employee directors of the Company or one of its subsidiaries. Under a formula set forth in the 2001 Plan, each person who, on the date of each Annual Meeting of Stockholders of the Company, is a non-employee director of the Company, and any person who, during the term of the 2001 Plan is initially elected to the Board of Directors of the Company and is a non-employee director at the time of such initial election, automatically is granted an NQSO to purchase 5,000 shares of Common Stock on the date of such Annual Meeting of Stockholders of the Company or such initial election to the Board of Directors, as the case may be. In addition, each person who, on the date of each Annual Meeting of Stockholders of the Company, is a non-employee director of a subsidiary of the Company, or any person who is initially elected as a non-employee director of a subsidiary of the Company during the term of the 2001 Plan, may, in the absolute discretion of the Board of Directors of the Company, be granted an option to purchase 5,000 shares of Common Stock at the fair market value on the date of such Annual Meeting of Stockholders of the Company or such initial election. The directors of the Company who were non-employee directors on the date the 2001 Plan was adopted by the Board of Directors were granted a NQSO to purchase 15,000 shares of Common Stock in lieu of the automatic option grants to be made at the Company’s annual meetings in 2002, 2003 and 2004. Directors who are employees of the Company or a subsidiary who subsequently terminate employment with the Company or such subsidiary and remain a director will not receive an initial NQSO grant as a non-employee director, but to the extent they are otherwise eligible after such termination of employment, will (or, in the case of directors of a subsidiary, may) receive grants of NQSOs at each Annual Meeting of Stockholders as described above.

The exercise price of the Director Options will be the fair market value of a share of Common Stock on the date of grant. In general, each Director Option will become exercisable in cumulative annual installments of one-third on each of the first, second and third anniversaries of the date of grant, subject to the director’s continued service as a director. However, the Director Options that were granted to non-employee directors of the Company in lieu of the annual grants in 2002, 2003 and 2004, as referenced above, will become exercisable with respect to the following number of shares on each of the following anniversaries of the date of grant: 1,666 shares on the first anniversary; 3,333 shares on the second anniversary; 5,001 shares on the third anniversary; 3,333 shares on the fourth anniversary; and 1,667 shares on the fifth anniversary.

In the case of a director’s death, permanent and total disability or retirement required by age limits imposed on directorships, all Director Options granted to such director will become fully vested and exercisable. Notwithstanding the foregoing, no portion of a Director Option will be exercisable after the tenth anniversary of the date of grant and no portion of a Director Option will be exercisable upon the expiration of one year (or in certain cases three months) following termination of the director’s services as a director of the Company or a subsidiary.

General Terms of Awards Under the 2001 Plan

Non-Assignability.    No option, SAR or other Award granted under the 2001 Plan may be assigned or transferred by the grantee, except by will, the laws of descent and distribution or pursuant to a qualified domestic relations order, although the shares underlying such Awards may be transferred if all applicable restrictions have lapsed. During the lifetime of the holder of any option or right, the option or right may be exercised only by the holder, unless it has been disposed of pursuant to a qualified domestic relations order.

Adjustments Upon Change in Capitalization.    The Bonus Committee (or the Board of Directors with respect to Director Options) has the discretion to make appropriate adjustments in the number and kind of securities subject to the 2001 Plan and to outstanding awards thereunder to reflect dividends or other distributions; a recapitalization, reclassification, stock split, reverse stock split, or reorganization, merger or consolidation of the Company; the split-up, spin-off, combination, repurchase, liquidation or dissolution of the Company; or disposition of all or substantially all of the assets of the Company or exchange of Common Stock or other securities of the Company; or other similar corporate transaction or event (an “extraordinary corporate event”).

Extraordinary Corporate Events.    The Bonus Committee (or the Board of Directors with respect to Director Options) has discretion under the 2001 Plan to provide that options and other rights to acquire Common Stock will expire at specified times following, or become exercisable in full upon, the occurrence of certain “extraordinary corporate events,” but in such event the Bonus Committee (or the Board of Directors with respect to Director Options) may also give optionees and other grantees the right to exercise their outstanding options or rights in full during some period prior to such event, even though the options or other Awards have not yet become fully exercisable, and the Bonus Committee (or the Board of Directors with respect to Director Options) may also provide that all restrictions imposed on some or all shares of restricted stock and/or deferred stock shall lapse, and some or all shares of restricted stock may cease to be subject to the Company’s right to repurchase after such event. Notwithstanding the foregoing, options granted under the 2001 Plan will become fully vested and exercisable upon a Change in Control of the Company (as defined in the 2001 Plan). Options and other awards granted under the 2001 Plan will also become fully vested and exercisable in the event of certain other Corporate Transactions (as defined in the 2001 Plan), provided that they are not assumed or replaced with comparable rights by the successor or survivor corporation in such transaction, and provided that such acceleration of exercisability is not subject to other limitations imposed by the Bonus Committee (or the Board of Directors with respect to Director Options) at the time of grant.

Transfer Restrictions.    The Bonus Committee (or the Board of Directors with respect to Director Options), in its discretion, may impose such restrictions on the transferability of the shares purchasable upon the exercise of an option as it deems appropriate. Any such other restriction shall be set forth in the respective stock option agreement and may be referred to on the certificates evidencing such shares. The Bonus Committee may require the employee to give the Company prompt notice of any disposition of shares of stock, acquired by exercise of an ISO, within two years from the date of granting such option or one year after the transfer of such shares to such employee. The Bonus Committee may direct that the certificates evidencing shares acquired by exercise of an ISO refer to such requirement to give prompt notice of disposition.

Loans to Plan Participants.    The 2001 Plan specifies that the Company may make loans to participants to enable them to exercise options, purchase shares or realize the benefits of other Awards granted under the 2001 Plan. The terms and conditions of such loans, if any are made, are to be set by the Bonus Committee (or the Board of Directors with respect to Director Options).

Withholding Tax Obligations.    As a condition to the issuance or delivery of stock or payment of other compensation pursuant to the exercise or lapse of restrictions of any option or other Award granted under the 2001 Plan, the Company requires participants to discharge applicable withholding tax obligations. Shares held by or to be issued to a participant may also be used to discharge tax withholding obligations related to exercise of options or receipt of other Awards, subject to the discretion of the Bonus Committee to disapprove such use. In addition, the Bonus Committee may grant to employees a cash bonus in the amount of any tax related to awards.

Securities Law

The 2001 Plan is intended to conform to the extent necessary with all provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and any and all regulations and rules promulgated by the Securities and Exchange Commission thereunder, including without limitation Rule 16b-3. The 2001 Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations. To the extent permitted by applicable law, the 2001 Plan and options and other Awards granted thereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

Certain Federal Income Tax Consequences with Respect to the 2001 Plan

The tax consequences of the 2001 Plan under current federal law are summarized in the following discussion which deals with the general tax principles applicable to the 2001 Plan, and is intended for general information only. Alternative minimum tax and state and local income taxes are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The tax information summarized is not tax advice.

Nonqualified Stock Options.    For federal income tax purposes, an optionee generally will not recognize taxable income on the grant of an NQSO under the 2001 Plan, but will recognize ordinary income, and the Company generally will be entitled to a deduction, upon the exercise of an NQSO. The amount of income recognized (and the amount generally deductible by the Company) generally will be equal to the excess, if any, of the fair market value of the shares at the time of exercise over the aggregate exercise price paid for the shares, regardless of whether the exercise price is paid in cash or in shares or other property. An optionee’s basis for the stock for purposes of determining his or her gain or loss upon a subsequent disposition of the shares generally will be the fair market value of the stock on the date of exercise of the NQSO, and any subsequent gain or loss will generally be taxable as capital gains or losses.

Incentive Stock Options.    An optionee generally will not recognize taxable income upon either the grant or exercise of an ISO; however, the amount by which the fair market value of the shares at the time of exercise exceeds the exercise price will be an “item of tax preference” for the optionee for purposes of the alternative minimum tax. Generally, upon the sale or other taxable disposition of the shares of the Common Stock acquired upon exercise of an ISO, the optionee will recognize income taxable as capital gains in an amount equal to the excess, if any, of the amount realized in such disposition over the option exercise price, provided that no disposition of the shares has taken place within either (a) two years from the date of grant of the ISO or (b) one year from the date of exercise. If the shares of Common Stock are sold or otherwise disposed of before the end of the one-year and two-year periods specified above, the difference between the ISO exercise price and the fair market value of the shares on the date of exercise generally will be taxable as ordinary income; the balance of the amount realized from such disposition, if any, generally will be taxed as capital gain. If the shares of Common Stock are disposed of before the expiration of the one-year and two-year periods and the amount realized is less than the fair market value of the shares at the date of exercise, the optionee’s ordinary income generally is limited to excess, if any, of the amount realized in such disposition over the option exercise price paid. The Company (or other employer corporation) generally will be entitled to a tax deduction with respect to an ISO only to the extent the optionee has ordinary income upon sale or other disposition of the shares of Common Stock.

Stock Appreciation Rights.    No taxable income is generally recognized upon the receipt of an SAR, but upon exercise of the SAR the fair market value of the shares (or cash in lieu of shares) received generally will be taxable as ordinary income to the recipient in the year of such exercise. The Company generally will be entitled to a compensation deduction for the same amount which the recipient recognizes as ordinary income.

Restricted Stock and Deferred Stock.    An employee to whom restricted or deferred stock is issued generally will not recognize taxable income upon such issuance and the Company generally will not then be entitled to a deduction, unless, in the case of restricted stock, an election is made under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price therefor. Similarly, when deferred stock vests and is issued to the employee, the employee generally will recognize ordinary income and the Company generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. If an election is made under Section 83(b) with respect to qualifying restricted stock, the employee generally will recognize ordinary income at the date of issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefor and the Company will be entitled to a deduction for the same amount. The Code does not permit a Section 83(b) election to be made with respect to deferred stock.

Dividend Equivalents.    A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Performance Awards.    A participant who has been granted a performance award generally will not recognize taxable income at the time of grant, and the Company will not be entitled to a deduction at that time. When an award is paid, whether in cash or Common Stock, the participant generally will recognize ordinary income, and the Company will be entitled to a corresponding deduction.

Stock Payments.    A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and the Company generally will be entitled to a deduction for the same amount.

Deferred Compensation.    Participants who defer compensation generally will recognize no income, gain or loss for federal income tax purposes when NQSOs are granted in lieu of amounts otherwise payable, and the Company will not be entitled to a deduction at that time. When and to the extent such NQSOs are exercised, the rules regarding NQSOs outlined above will generally apply.

Section 162(m) Limitation.    In general, under Section 162(m), income tax deductions of publicly held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises, transfers of property and benefits paid under nonqualified plans) for certain executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation.”

Under Section 162(m), stock options and SARs will satisfy the “performance-based compensation” exception if the awards of the options or SARs are made by a committee of the Board of Directors consisting solely of two or more “outside directors,” the plan sets the maximum number of shares that can be granted to any person within a specified period, and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option or SAR exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Other types of awards may only qualify as “performance-based compensation” if such awards are only granted or payable to the recipients based upon the attainment of objectively determinable and pre-established performance targets which are established by a qualifying Bonus Committee and which relate to performance goals which are approved by the Company’s stockholders.

The 2001 Plan has been designed in order to permit the Bonus Committee to grant stock options and SARs which will qualify as “performance-based compensation” under Section 162(m). In addition, in order to permit

Awards other than stock options and SARs to qualify as “performance-based compensation,” the 2001 Plan provides that the Bonus Committee may designate as “Section 162(m) Participants” certain employees whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m). The Bonus Committee may grant awards to Section 162(m) Participants that vest or become exercisable upon the attainment of performance targets which are related to one or more of the performance goals set forth in the 2001 Plan. The Stockholders are also being asked in this proposal to re-approve of the performance goals established in the 2001 Plan. See the discussion below for more information on the performance goals established in the 2001 Plan.

Performance Goals Under the 2001 Plan

General

The 2001 Plan contains performance goals that govern the grant of certain awards under the 2001 Plan. These performance goals were first approved by the Company’s stockholders in May 1998 as part of the 1997 Plan. The Company is requesting that the stockholders re-approve the performance goals for the grant of certain awards under the 2001 Plan to comply with the requirements of Section 162(m) and regulations promulgated thereunder.

Section 162(m) of the Internal Revenue Code

Section 162(m) allows an employer a tax deduction for certain compensation in excess of $1 million paid to “covered employees” (generally, the Named Executive Officers in the Summary Compensation Table) of a publicly held corporation if the compensation is qualified performance-based compensation. As stated above, the 2001 Plan has been designed to permit the Bonus Committee to grant stock options and SARs which will qualify as performance-based compensation under Section 162(m). However, for certain other awards which may be granted under the 2001 Plan to continue to qualify as qualified performance-based compensation so as to be fully deductible to the Company, regulations promulgated under Section 162(m) generally require that stockholders re-approve, no less frequently than every five years, the material terms of the performance goals pursuant to which performance-based compensation is paid. The Stockholders approved the performance goals as part of their approval of the 1997 Plan at the Company’s Annual Meeting held four years ago, in 1998. The Company’s Board of Directors has determined that it is in the best interest of the Company to seek re-approval of the performance goals at the Annual Meeting given that the 1997 Plan was amended and restated as the 2001 Plan in October 2001. The only change to the original performance goals will be to provide that each of the business criteria to which the performance goals may relate will be determined in accordance with generally accepted accounting principles or subject to such adjustments as the Bonus Committee may specify at the beginning of the performance period with respect to an award (other than an option or SAR) that is intended to qualify as qualified performance-based compensation. If approved, and unless the material terms of the performance goals are subsequently changed, the performance goals will meet the stockholder approval requirements of Section 162(m) until 2007.

Material Terms of Performance Goals Under the 2001 Plan

Eligible Employees.    Restricted stock awards, deferred stock awards, performance awards, dividend equivalents and stock payments under the 2001 Plan are limited to those key employees or consultants of the Company who are selected by the Bonus Committee to participate. However, only such awards granted to key employees designated by the Bonus Committee (“Eligible Employees”) can qualify as performance-based compensation under Section 162(m).

Administration of Performance Goals.    The Bonus Committee has discretion to determine if awards under the 2001 Plan are intended to qualify as performance-based compensation under Section 162(m) or not. If any awards other than options or SARs are so intended to qualify, then, within 90 days of the start of each performance period, the Bonus Committee (i) designates one or more Eligible Employees, (ii) selects the performance goal or goals applicable to the designated performance period, (iii) establishes the various targets and bonus amounts which may be earned for such performance period and (iv) specifies the relationship between performance goals and targets and the amounts to be earned by each Eligible Employee for such performance period. The Bonus Committee may designate, as the performance period for awards intended to be qualified performance-based compensation under the 2001 Plan, the Company’s fiscal year or any other fiscal period or period of service (or such other time as may be required or permitted by Section 162(m)).

The performance goals used to determine the terms and conditions of awards intended to be qualified performance-based compensation under the 2001 Plan are based on any or all of the following business criteria with respect to the Company, any subsidiary or any division or operating unit:

•	net income either before or after taxes;

•	market share;

•	customer satisfaction;

•	profits;

•	share price;

•	earnings per share;

•	total stockholder return;

•	return on assets;

•	return on equity;

•	operating income;

•	return on capital or investments; or

•	economic value added (including, but not limited to, any or all of such measures in comparison to the Company’s competitors, the industry, or some other comparator group).

Each business criterion will be determined in accordance with generally accepted accounting principles, or will be subject to such adjustments as the Bonus Committee may specify at the beginning of the performance period with respect to an award (other than an option or SAR) that is intended to qualify as qualified performance-based compensation.

The Bonus Committee must certify the attainment of the applicable performance target before a Section 162(m) award is paid under the 2001 Plan. In determining the amounts paid to any Eligible Employee, the Bonus Committee has the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that it may deem relevant to the assessment of individual or corporate performance for the designated performance period. The 2001 Plan establishes maximum amounts of compensation that could be paid to individuals pursuant to awards under the 2001 Plan: the maximum number of shares which may be subject to awards granted under the 2001 Plan to any Eligible Employee in any calendar year is 250,000 shares, and, pursuant to the Amendment which is a part of this proposal, the maximum amount of cash that may be subject to the cash component of any award that may be granted wholly or partially in cash under the 2001 Plan to any Eligible Employee in any calendar year is $250,000. Options and SARs granted under the 2001 Plan which are intended to be qualified performance-based compensation are granted at an exercise price equal to the fair market value per share on the date of grant.

On March 18, 2002, the closing price of the Company Common Stock on the New York Stock Exchange was $18.53 per share.

The Company’s Board of Directors unanimously recommends a vote “FOR” approval of an amendment of the Company’s 2001 Amended and Restated Equity Participation Plan in the form attached to this Proxy Statement as Exhibit A and re-approval of the performance goals under the Company’s 2001 Amended and Restated Equity Participation Plan.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed Ernst & Young LLP as independent auditors for the Company and its subsidiaries for the current fiscal year ending December 31, 2002.

In the event the appointment of Ernst & Young LLP as independent auditor for the Company is not ratified, the Board of Directors may consider whether to select other auditors for the subsequent year. Even if the appointment is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent auditor at any time during the year if the Board determines such a change to be in the best interests of the Company and its stockholders.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have the opportunity to make a statement on behalf of the firm if he or she desires to do so. The representative is also expected to be available to respond to appropriate questions from stockholders.

The Company’s Board of Directors unanimously recommends a vote “FOR” ratification of the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002.

Audit Fees for Fiscal 2001

The aggregate fees billed to the Company by Ernst & Young LLP, the Company’s principal accountants, for the fiscal year ended December 31, 2001, are as follows:

Audit Fees	$398,000
Audit Related Services	$244,000
All Other Non-Audit Services	$176,000	(1)

(1)
Includes fees for tax and other non-audit services. The Audit Committee considered whether the provision of non-audit services by Ernst & Young LLP is compatible with maintaining Ernst & Young LLP’s independence with respect to the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors (the “Audit Committee”) is composed of independent directors as required by the listing standards of the New York Stock Exchange. The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2001, with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed under auditing standards generally accepted in the Unites States, including those matters set forth in Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2001, for filing with the Securities and Exchange Commission.

Submitted on March 26, 2002, by the members of the Audit Committee of the Company’s Board of Directors.

Ro	nald H. Wender, M.D. (Chair)
Wi	lliam A. Renert, M.D.
Jac	k E. McCleary, M.D.
Wi	llis T. King, Jr.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act generally requires the Company’s executive officers and directors, and persons who own more than ten percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership with the SEC. The Company became subject to the requirements of Section 16(a) on January 29, 1997. Regulations promulgated by the SEC require the Company to disclose in this Proxy Statement any reporting violations with respect to the 2001 fiscal year, which came to the Company’s attention based on a review of the applicable filings required by the SEC to report such status as an officer or director or such changes in beneficial ownership as submitted to the Company. Based solely on a review of such forms received by it, no reporting person has made a late filing under Section 16(a). This statement is based solely on a review of the copies of such reports furnished to the Company by its officers, directors and security holders and their written representations that such reports accurately reflect all reportable transactions and holdings.

STOCKHOLDER PROPOSALS AND NOMINATIONS

Proposals which stockholders intend to present at the next Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Proxy Rules of the SEC must be received by November 30, 2002, to be eligible for inclusion in the proxy material of that meeting. Proposals and nominations submitted outside the processes of Rule 14a-8 must be received by January 10, 2003, to be timely.

OTHER INFORMATION

Proxy Solicitation

Officers and other employees of the Company and its subsidiaries may solicit proxies by personal interview, telephone and telegram, in addition to the use of the mails. None of these individuals will receive special compensation for these services that will be performed in addition to their regular duties. The Company has also made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation materials for shares held of record by them to the beneficial owners of such shares. The Company will reimburse them for reasonable out-of-pocket expenses. The Company will pay the cost of all proxy solicitation.

Miscellaneous

The Company’s management knows of no other matters that are to be brought before the Annual Meeting. If any other matters come properly before the Annual Meeting, the persons designated as proxies will vote on such matters in accordance with their best judgment.

Upon the written request of any person whose proxy is solicited by this proxy statement, the Company will furnish to such person without charge (other than for exhibits) a copy of the Company’s annual report on form 10-K for the year ended December 31, 2001, including financial statements and schedules thereto, as filed with the SEC. Requests may be made to SCPIE Holdings Inc., 1888 Century Park East, Los Angeles, California 90067, Attention: Patrick Lo.

By	order of the Board of Directors,

Jos	eph P. Henkes
Sec	retary

1888 Century Park East
Los Angeles, California 90067
April 3, 2002

Exhibit A

FIRST AMENDMENT TO THE 2001 AMENDED AND RESTATED
EQUITY PARTICIPATION PLAN OF SCPIE HOLDINGS INC.

THIS FIRST AMENDMENT TO THE 2001 AMENDED AND RESTATED EQUITY PARTICIPATION PLAN OF SCPIE HOLDINGS INC., dated as of February 13, 2002, is made and adopted by SCPIE HOLDINGS INC., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the 2001 Plan (as defined below).

RECITALS

WHEREAS, the Company maintains the 2001 Amended and Restated Equity Participation Plan of SCPIE Holdings Inc (the “2001 Plan”);

WHEREAS, the Company desires to amend the 2001 Plan to increase the number of shares of common stock of the Company subject thereto;

WHEREAS, pursuant to Section 10.2 of the 2001 Plan, the 2001 Plan may be amended by the Board;

WHEREAS, this First Amendment was adopted by the Board of Directors of the Company on February 13, 2002; and

WHEREAS, this First Amendment was approved by the stockholders of the Company on May 16, 2002.

NOW, THEREFORE, in consideration of the foregoing, the Company hereby amends the 2001 Plan as follows:

1. Section 1.2 of the 2001 Plan is hereby deleted in its entirety and replaced with the following:

“1.2. Award Limit.     ‘Award Limit’ shall mean 250,000 shares of Common Stock, as adjusted pursuant to Section 10.3; provided, however, that solely with respect to the cash component (if any) of Performance Awards or Dividend Equivalents granted pursuant to Section 7.2 or Section 7.3, respectively, Award Limit shall mean $250,000.”

2. Section 2.1.1 of the 2001 Plan is hereby deleted in its entirety and replaced with the following:

“2.1.1. The shares of stock subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights shall be Common Stock, initially shares of the Company’s Common Stock, par value $.0001 per share. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such awards under the Plan shall not exceed 1,700,000. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such awards may be either previously authorized but unissued shares or treasury shares.”

3. Section 2.1.2 of the 2001 Plan is hereby deleted in its entirety and replaced with the following:

“2.1.2. The maximum number of shares which may be subject to Options, awards of Restricted Stock, Performance Awards, Dividend Equivalents, awards of Deferred Stock, Stock Payments or Stock Appreciation Rights granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. The maximum amount of cash which may be subject to the cash component of awards of Performance Awards or Dividend Equivalents granted under the Plan to any individual in any calendar year shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Options which are canceled continue to be counted against the Award Limit.”

A-1

4. Section 6.10.1 of the 2001 Plan is hereby deleted in its entirety and replaced with the following:

“6.10.1. Notwithstanding anything in the Plan to the contrary, the Committee may grant Restricted Stock to a Section 162(m) Participant, the restrictions with respect to which lapse upon the attainment of performance goals for the Company which are related to one or more of the following business criteria: (i) net income either before or after taxes, (ii) market share, (iii) customer satisfaction, (iv) profits, (v) share price, (vi) earnings per share, (vii) total stockholder return, (viii) return on assets, (ix) return on equity, (x) operating income, (xi) return on capital or investments, or (xii) economic value added (including, but not limited to, any or all of such measures in comparison to the Company’s competitors, the industry, or some other comparator group), each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Committee at the beginning of a performance period with respect to an award of Restricted Stock that is intended to qualify as qualified performance-based compensation.”

5. Section 7.12.1 of the 2001 Plan is hereby deleted in its entirety and replaced with the following:

“7.12.1. Notwithstanding anything in the Plan to the contrary, the Committee may grant any performance or incentive awards described in Article VII to a Section 162(m) Participant that vest or become exercisable or payable upon the attainment of performance goals for the Company which are related to one or more of the following business criteria: (i) net income either before or after taxes, (ii) market share, (iii) customer satisfaction, (iv) profits, (v) share price, (vi) earnings per share, (vii) total stockholder return, (viii) return on assets, (ix) return on equity, (x) operating income, (xi) return on capital or investments, or (xii) economic value added (including, but not limited to, any or all of such measures in comparison to the Company’s competitors, the industry, or some other comparator group), each as determined in accordance with generally accepted accounting principles or subject to such adjustments as may be specified by the Committee at the beginning of a performance period with respect to a performance or incentive award described in Article VII that is intended to qualify as qualified performance-based compensation.”

6. This First Amendment shall be and is hereby incorporated in and forms a part of the 2001 Plan.

7. This First Amendment constitutes a new plan for purposes of incentive stock options granted with respect to shares added to the 2001 Plan pursuant to this First Amendment and with respect to the stockholder approval requirements under the Code.

8. All other terms and provisions of the 2001 Plan shall remain unchanged except as specifically modified herein.

9. The 2001 Plan, as amended by this First Amendment, is hereby ratified and confirmed.

A-2

SCPIE HOLDINGS INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 16, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SCPIE HOLDINGS INC.

The undersigned Stockholder(s) of SCPIE HOLDINGS INC. (the “Company”) hereby constitutes and appoints Mitchell S. Karlan, M.D., Wendell L. Moseley, M.D., and Donald J. Zuk, and each of them, attorneys and proxies of the undersigned, each with full power of substitution, to attend, vote and act for the undersigned at the Annual Meeting of Stockholders of the Company to be held at the St. Regis-Los Angeles, 2055 Avenue of the Stars, Los Angeles, California 90067, on May 16, 2002, at 3:00 p.m., Pacific time, and at any adjournment or postponement thereof, according to the number of shares of Common Stock of the company which the undersigned may be entitled to vote, and with all the powers which the undersigned would possess if personally present, as indicated on the reverse side.

The proxies are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by this proxy will be voted FOR all the nominees listed and FOR Proposals 2 and 3.

The undersigned revokes any prior proxy for such meeting and ratifies all said attorneys and proxies, or any of them, may lawfully do by virtue hereof. Receipt of the Notes of Annual Meeting of Stockholders and Proxy Statement is hereby acknowledged.

(Please sign and date on reverse side)
< FOLD AND DETACH HERE <

The Board of Directors of SCPIE HOLDINGS INC. recommends that you vote FOR Proposals 1, 2, and 3.	Please mark your votes as indicated in this example.	☒

PROPOSAL 1: Election of Directors FOR all nominees listed above (except as marked to the contrary) ☐	Nominees: 01 Charles B. McElwee, M.D. 02 William A. Renert, M.D. 03 Henry L. Stoutz, M.D. 04 Ronald H. Wender, M.D. 05 Donald J. Zuk WITHHOLD AUTHORITY to vote for all nominees listed above* ☐	EXCEPTIONS ☐
PROPOSAL 2: To approve an amendment of the Company’s 2001 Amended and Restated Equity Participation Plan and to re-approve the performance goals under the Company’s 2001 Amended and Restated Equity Participation Plan, as described in the accompanying Notice of Annual Meeting of Stockholders.
			FOR ☐	AGAINST ☐	ABSTAIN ☐	PROPOSAL 3: To ratify the appointment of Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2002.	FOR ☐	AGAINST ☐	ABSTAIN ☐

*INSTRUCTION: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

Important: Please sign exactly as your name appears to the left. If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name, by an authorized person. Each joint tenant should sign.

Dated: , 2002 Signature of stockholder Signature if held jointly

Please mark, date, sign and mail this proxy card promptly, using the enclosed envelope.

é FOLD AND DETACH HERE é
Vote by Telephone or Mail
24 Hours a Day, 7 Days a Week
Telephone voting is available through 4PM Eastern Time
the business day prior to annual meeting day.

Your telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Telephone
1-800-435-6710
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.
OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by telephone,
you do NOT need to mail back your proxy card.